January [___], 2022

RiverFront Asset Allocation Growth & Income

1290 Broadway, Suite 1000

Denver, Colorado 80203

RiverFront Asset Allocation Aggressive

1290 Broadway, Suite 1000

Denver, Colorado 80203

RiverFront Asset Allocation Moderate

1290 Broadway, Suite 1000

Denver, CO 80203

Ladies and Gentlemen:

Our opinion has been requested concerning the U.S. federal income tax consequences of transactions contemplated in the Agreement and Plan of Reorganization dated as of [], 2021 (“Reorganization Agreement”) entered into by Financial Investors Trust, a Delaware statutory trust (the “Trust”) on behalf of the RiverFront Asset Allocation Growth & Income (the “Acquiring Fund”), the RiverFront Asset Allocation Aggressive (the “Aggressive Fund”), and the RiverFront Asset Allocation Moderate (the “Moderate Fund,” and each of the Aggressive Fund and the Moderate Fund, an “Acquired Fund”); ALPS Advisors, Inc., the investment adviser to the Acquiring Fund and the Acquired Funds; and RiverFront Investment Group LLC, the investment sub-adviser to the Acquiring Fund and the Acquired Funds (only for certain purposes of the Reorganization Agreement). The Acquiring Fund and each Acquired Fund are series of the Trust, which is an open-end management investment company. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.4 of the Reorganization Agreement. Unless otherwise indicated, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, each Acquired Fund will transfer all of its assets to the Acquiring Fund solely in exchange for (i) the issuance by Acquiring Fund to such Acquired Fund of shares of beneficial interest of the Acquiring Fund (“Acquiring Fund Shares”) and (ii) the assumption of such Acquired Fund’s liabilities; and, following receipt of such shares, each Acquired Fund will distribute, pro rata, by class, to such Acquired Fund’s shareholders (the Acquired Fund’s “Shareholders”) such Acquiring Fund Shares in exchange solely for shares of beneficial interest of such Acquired Fund (“Acquired Fund Shares”) in complete liquidation of such Acquired Fund. The foregoing steps shall be referred to collectively as the “Reorganization.”

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

RiverFront Asset Allocation Growth & Income

RiverFront Asset Allocation Aggressive

RiverFront Asset Allocation Moderate

January [__], 2022

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

In rendering this opinion, we have reviewed the Reorganization Agreement, the Registration Statement on Form N-14, as amended, filed by the Acquired Funds and Acquiring Funds with the Securities and Exchange Commission on October 7, 2021, in connection with the Reorganization (the “Registration Statement”), and such other materials as we have deemed relevant. In addition, with your consent we have relied upon representations provided to us by Acquired Funds and Acquiring Fund in connection with our preparation of this opinion (collectively, the “Representation Letters”).

Our opinion is based, in part, on the assumption that the Reorganization will occur in accordance with the terms of the Reorganization Agreement and the facts and representations referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Reorganization Agreement and the Representation Letters, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). In addition, we have assumed that any statements and representations made in the Representation Letters “to the knowledge of” any person or entity, and any statements and representations made subject to a similar qualification, are and will be true without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

Based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes, with respect to each Acquired Fund:

(1) The transfer of all of such Acquired Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of such Acquired Fund followed by the pro rata distribution, by class, by such Acquired Fund of all the Acquiring Fund Shares to the Acquired Fund’s Shareholders in complete liquidation of the Acquired Fund will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

(2) No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of such Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund.

(3) No gain or loss will be recognized by such Acquired Fund upon the transfer of all such Acquired Fund’s assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of such Acquired Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to such Acquired Fund’s Shareholders solely in exchange for such shareholders’ shares of such Acquired Fund in complete liquidation of such Acquired Fund, except for (A) assets as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles at the end of a taxable year or upon the termination thereof, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

RiverFront Asset Allocation Growth & Income

RiverFront Asset Allocation Aggressive

RiverFront Asset Allocation Moderate

January [__], 2022

(4) No gain or loss will be recognized by such Acquired Fund’s Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization.

(5) The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund’s Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund Shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Shares received by an Acquired Fund’s Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Reorganization.

(6) The Acquiring Fund’s basis in the assets received from such Acquired Fund in the Reorganization will be the same as the basis of such assets to the Acquired Fund immediately before the Reorganization, except that the Acquiring Fund’s tax basis will be increased by any gain recognized by such Acquired Fund in the Reorganization. The holding period of the assets of such Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund, except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period.

(7) The Acquiring Fund will succeed to and take into account the tax attributes of such Acquired Fund described in Section 381(c) of the Code, subject to any applicable limitations imposed by Sections 381, 382, 383 and 384 of the Code and regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to (a) the effect of the Reorganization on the Acquired Funds or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, (b) the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, or (c) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

RiverFront Asset Allocation Growth & Income

RiverFront Asset Allocation Aggressive

RiverFront Asset Allocation Moderate

January [__], 2022

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Acquired Funds, the Acquiring Fund and their respective shareholders, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise. Although this discussion is based upon our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

We hereby consent to all references to us in the Registration Statement, to the discussion of this opinion in the Registration Statement (inclusive of the Information Statement/Prospectus), and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Davis Graham & Stubbs llp